Exhibit 4.2

FIRST AMENDMENT AGREEMENT

This FIRST AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2018, by and among UNITED STATES CELLULAR CORPORATION, a Delaware corporation (the “Borrower”), COBANK, ACB, as Administrative Agent (the “Administrative Agent”), and each of the financial institutions executing this Agreement and identified as a Lender on the signature pages hereto (the “Lenders”).

RECITALS

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Administrative Agent and Lenders have agreed to certain modifications to the Credit Agreement as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Agreement, each of the Borrower, the Guarantors, the Administrative Agent and the Lenders party hereto hereby agrees as follows:

SECTION 1.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

SECTION 2.  Amendments. In reliance on the representations and warranties of the Borrower and the Guarantors contained in this Agreement and in connection with the Borrower’s request therefor, and subject to the effectiveness of this Agreement as described in Section 6 below:

(A)                             Section 1.01 of the Credit Agreement is hereby amended in the following particulars:

(1)         By amending and restating the definition of “Federal Funds Rate” to read as follows:

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

(2)         By amending and restating the definition of “Fitch Rating” to read as follows:

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s public corporate credit rating.

(3)         By amending and restating the definition of “Moody’s Rating” to read as follows:

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s public corporate credit rating.

(4)         By amending and restating the definition of “Receivables Securitization” to read as follows:

“Receivables Securitization” means any (a) secured lending or other financing facility entered into by a Securitization Entity solely for the purpose of purchasing or financing Securitization Assets of the Borrower and/or its Subsidiaries, provided that (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Entity (A) is Guaranteed by, recourse to or otherwise obligates the Borrower or any of its Subsidiaries (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty) or (B) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (except Standard Securitization Undertakings or the Recourse Guaranty), (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such facility (which may, for avoidance of doubt, include Standard Securitization Undertakings) neither the Borrower nor any of its other Subsidiaries is required to make additional Investments in connection with such facility, (iv) none of the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Entity (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty), (v) neither the Borrower nor any of its Subsidiaries (except such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results, and (vi) no Event of Default exists as of the effective date of such secured lending or other financing facility or (b) Existing Receivables Securitization.  On or prior to the entry into a Receivables Securitization under clause (a) of the preceding sentence, the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (I) evidencing the designation of a Subsidiary as a Securitization Entity by the Board of Directors of the Borrower and (II) certifying that such Receivables Securitization complies with the foregoing conditions.

(5)         By amending and restating the definition of “S&P Rating” to read as follows:

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s public corporate credit rating.

(6)         By adding new definitions of “Benefit Plan”, “Existing Receivables Securitization”, “LIBOR Screen Rate”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes”, “Scheduled Unavailability Date” and “PTE”,  thereto, in alphabetical order, to read as follows:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Existing Receivables Securitization” means any transaction evidenced by the documents listed on Schedule 1.01(b) and with respect to which the Borrower has complied with the last sentence of the definition of “Receivables Securitization” in this Agreement prior to April 25, 2018.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Eurodollar Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent and with the consent of the borrower (such consent not to be unreasonably withheld or delayed), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

“Scheduled Unavailability Date” shall have the meaning set forth in Section 3.03(b).

(B)                             Section 3.03 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

3.03                        Inability to Determine Rates.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a)                                 adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)                                 the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c)                                  the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan; or

(d)                                 syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), which amendment shall also set forth any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and:

1.              the circumstances under clause (a) above exist; or

2.              the Scheduled Unavailability Date has occurred (as applicable); or

3.              if the Administrative Agent or the Required Lenders have reasonably determined that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan; or

4.              if the Administrative Agent (in consultation with the Borrower) or the Required Lenders have reasonably determined that the market has moved to a successor rate that has become broadly accepted in the syndicated loan market in the U.S., then the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(C)                             Section 5.12 of the Credit Agreement is hereby amended by amending and restating clause (a) thereof to read as follows:

(a)                                 Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(D)                             Article IX of the Credit Agreement is hereby amended by adding a new Section 9.12 thereto, to read as follows:

9.12                        Lender ERISA Representation

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent, or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                                  The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(E)       The Schedules to the Credit Agreement shall be amended in the following particulars:

(1)         by amending the numbering of current Schedule 1.01 as Schedule 1.01(a); and

(2)         by adding a new Schedule 1.01(b) thereto, as attached hereto as Exhibit A.

SECTION 3.  This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.  Except as expressly provided in this Agreement, the execution and delivery of this Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Loan Documents, and the Loan Documents shall remain in full force and effect.

SECTION 4.  The Borrower hereby represents and warrants to the Lenders as follows:

(A)                             The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms.  This Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(B)                               The representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (except to the extent (i) such representation and/or warranty expressly refers to an earlier date, in which case such representation and/or warranty is true and correct in all material respects as of such earlier date or (ii) such representation and/or warranty is qualified by materiality qualifiers, in which case such representation and/or warranty shall be true and correct in all respects as written).

(C)                               No Event of Default under the Loan Documents has occurred and is continuing as of this date.

SECTION 5.  This Amendment shall be effective as of the date of, and shall bind all parties only upon, the satisfaction by the Borrower or the waiver by the Administrative Agent of the following conditions precedent:

(A)       An execution counterpart of this Agreement, duly executed by the Borrower, each Guarantor and each Lender; and

(B)       That the Administrative Agent receive such certified board resolutions, evidence of incumbency, and other evidence that the Administrative Agent may require that this Agreement has been duly authorized and executed by the Borrower.

SECTION 6.  The Borrower agrees to pay to the Administrative Agent, on demand, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and all other instruments and documents contemplated hereby.

SECTION 7.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.  Any such counterpart may be delivered by facsimile, email or similar electronic transmission and shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.

SECTION 8.  This Agreement shall be governed by and shall be construed and enforced in accordance with all provisions of the Credit Agreement, including the governing law provisions thereof.

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Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

UNITED STATES CELLULAR CORPORATION,
as the Borrower

By:	/s/ Steven T. Cambell
Steven T. Campbell
Executive Vice President — Finance, Chief Financial Officer and Treasurer

By:	/s/ Peter L. Sereda
Peter L. Sereda
Authorized Representative, and Senior Vice President — Finance and Treasurer of Telephone and Data Systems, Inc., Parent Company of Borrower

[First Amendment Agreement]

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COBANK, ACB, as Administrative Agent and a Lender

By:	/s/ Andy Smith
Andy Smith
Managing Director

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AGCHOICE FARM CREDIT, ACA, on behalf of itself and its wholly-owned subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Joshua L. Larock
Name: Joshua L. Larock
Title: Vice President

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AGFIRST FARM CREDIT BANK, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Michael Hawkins
Name: Michael Hawkins
Title: Assistant Vice President

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AMERICAN AGCREDIT, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Daniel K. Hansen
Name: Daniel K. Hansen
Title: Vice President

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COMPEER FINANCIAL, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Jeremy Voigts
Name: Jeremy Voigts
Title: Director, Capital Markets

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FARM CREDIT BANK OF TEXAS, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Eric Estey
Name: Eric Estey
Title: Vice President

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FARM CREDIT MID-AMERICA, FLCA, f/k/a Farm Credit Services of Mid-America, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Tabatha Hamilton
Name: Tabatha Hamilton
Title: Vice President Capital Markets

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FARM CREDIT WEST, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Nathan Garcin
Name: Nathan Garcin
Title: Vice President

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FARM CREDIT SERVICES OF AMERICA, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Nicholas King
Name: Nicholas King
Title: Vice President

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FCS COMMERCIAL FINANCE GROUP, for AgCountry Farm Credit Services, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Nee Ly
Name: Nee Ly
Title: Assistant Vice President

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GREENSTONE FARM CREDIT SERVICES, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ Shane Prichard
Name: Shane Prichard
Title: AVP of Capital Markets

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MIDATLANTIC FARM CREDIT, FLCA, as a Voting Participant pursuant to Subsection 8.1(D) of the Credit Agreement

By:	/s/ James F. Jones Jr.
Name: James F. Jones Jr.
Title: Vice President

[First Amendment Agreement]

EXHIBIT A

SCHEDULE 1.01(b)

EXISTING RECEIVABLES SECURITIZATION DOCUMENTATION

1.                                      Receivables Sale Agreement, dated as of March 17, 2017, among the initial originators specified therein, the additional originators specified therein and USCC EIP LLC (“EIP”), as buyer.

2.                                      Receivables Purchase Agreement, dated as of December 20, 2017, by and between EIP, as seller, and USCC Receivables Funding LLC, as purchaser.

3.                                      Master Indenture, dated as of December 20, 2017, among the Issuer, the Servicer and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”).

4.                                      Series 2017-VFN Indenture Supplement, dated as of December 20, 2017, among the Issuer, USCC Services, LLC, as servicer and the Indenture Trustee.